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                                     [Letterhead]



    April 17, 1997



    Securities and Exchange Commission
    450 Fifth Street, N. W.
    Washington, DC  20549


    Re:   CIGNA Life Insurance Company
          CIGNA Variable Annuity Separate Account I
          File No. 33-90984
          Post-Effective Amendment No. 3


    Dear Sirs:

    As Chief Counsel of the Individual Insurance Division of the CIGNA Companies, I am familiar with the actions of the Board of Directors of Connecticut General Life Insurance Company (the "Company"), establishing CIGNA Variable Annuity Separate Account I (the "Account") and its method of operation and authorizing the filing of a registration statement under the Securities Act of 1933 for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

    In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable annuity contracts (and interests therein) which are the subject of the registration statement under the Securities Act of 1933 filed for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

    I further consent to the use of this opinion as an Exhibit to said Registration Statment and to the reference to me under the heading "Experts" in said Registration Statement.


    Very truly yours,


    /s/ Robert A. Picarello

    Robert A. Picarello
    Chief Counsel